Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP - Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP – Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
March 6, 2013	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports

Fiscal Year and Fourth Quarter 2012 Results

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $27.2 million, or basic net income per share of $2.95, on net sales of $1.61 billion for fiscal 2012, compared to net income of $28.6 million, or basic net income per share of $3.11, on net sales of $1.56 billion for fiscal 2011. The results for 2012 included $0.3 million of after-tax gains ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and $2.7 million of incremental income tax charges related to an increase in our reserve for uncertain tax positions and other income tax changes. The results for 2011 included $4.1 million of after-tax losses ($6.8 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and $0.6 million of incremental income tax charges related to an increase in our reserve for uncertain tax positions and other income tax changes.

On a comparable basis, the Company earned $29.6 million in fiscal 2012, or comparable basic net income per share of $3.21, versus $33.3 million in fiscal 2011, or comparable basic net income per share of $3.62.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for fiscal 2012 and 2011:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$27,217	$28,608	$2.95	$3.11

Net (gain) loss on commodity hedges, net of tax	(304)	4,146	(0.03)	0.45

Incremental income tax charges related to an increase in our reserve for uncertain tax positions and other income tax changes	2,659	582	0.29	0.06

Total	2,355	4,728	0.26	0.51

Comparable net income (a)	$29,572	$33,336	$3.21	$3.62

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for fiscal 2012 and 2011. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

The Company earned $1.8 million, or basic net income per share of $0.20, on net sales of $386.7 million in the fourth quarter of 2012, compared to net income of $1.8 million, or basic net income per share of $0.20, on net sales of $372.9 million in the fourth quarter of 2011. The fourth quarter of 2012 results included $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and $0.9 million of incremental income tax charges related to an increase in our reserve for uncertain tax positions and other income tax changes. The fourth quarter of 2011 results included $1.6 million of after-tax losses ($2.6 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and $1.3 million of after-tax losses related to other income tax changes.

On a comparable basis, the Company earned $3.1 million in the fourth quarter of 2012, or comparable basic net income per share of $0.33, versus $4.7 million in the fourth quarter of 2011, or comparable basic net income per share of $0.51. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the fourth quarter of 2012 and 2011:

	Fourth Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$1,826	$1,826	$0.20	$0.20

Net loss on commodity hedges, net of tax	327	1,583	0.03	0.17

Incremental income tax charges related to an increase in our reserve for uncertain tax positions and other income tax changes	904	1,283	0.10	0.14

Total	1,231	2,866	0.13	0.31

Comparable net income (a)	$3,057	$4,692	$0.33	$0.51

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the fourth quarter of 2012 and 2011. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased to report another solid year with over three percent growth in revenue offset by an increase in operating costs due to investments we made in people and marketing to support our long-term growth strategy. We are committed to, and focused on, profitably growing our business.”

Henry W. Flint, President and COO, added, “We are pleased with our results for 2012. Our strong revenue growth was a reflection of our efforts to deliver the right products to our customers and consumers at attractive price points. Our overall results for the year were down from 2011 due to increased SD&A costs. We made significant investments during 2012 in people, marketing and technology to help us grow both volume and market share in the very competitive marketplace in which we operate. We continue to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our commitment and focus on profitably growing our business and our plans for continuing to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2012	2011	2012	2011

Net sales	$386,700	$372,859	$1,614,433	$1,561,239
Cost of sales	232,326	221,066	960,124	931,996

Gross margin	154,374	151,793	654,309	629,243
Selling, delivery and administrative expenses	140,308	136,826	565,623	541,713

Income from operations	14,066	14,967	88,686	87,530
Interest expense, net	8,155	9,081	35,338	35,979

Income before income taxes	5,911	5,886	53,348	51,551
Income taxes	2,661	3,301	21,889	19,528

Net income	3,250	2,585	31,459	32,023
Less: Net income attributable to noncontrolling interest	1,424	759	4,242	3,415

Net income attributable to Coca-Cola Bottling Co. Consolidated	$1,826	$1,826	$27,217	$28,608

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.20	$0.20	$2.95	$3.11

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$0.20	$0.20	$2.95	$3.11

Weighted average number of Class B Common Stock shares outstanding	2,089	2,067	2,085	2,063

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.20	$0.20	$2.94	$3.09

Weighted average number of Common Stock shares outstanding – assuming dilution	9,270	9,248	9,266	9,244

Class B Common Stock	$0.19	$0.19	$2.92	$3.08

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,129	2,107	2,125	2,103